EXHIBIT 1

                  AMENDMENT NO. 1 TO RIGHTS AGREEMENT


          THIS AMENDMENT NO. 1, dated as of November 27, 1996, is entered into between AGOURON PHARMACEUTICALS, INC., a California corporation (the "Company"), and CHASE MELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent"),

                         W I T N E S S E T H:

          Whereas the Company and the Rights Agent have entered into that certain Rights Agreement dated as of November 7, 1996 (the "Rights Agreement"); and

          Whereas the Company has determined to amend the Rights Agreement by amending and restating the Certificate of Determination, Preferences and Rights of Series B
Participating Preferred Stock attached as Exhibit A thereto;
and

          Whereas the Company has determined that the amendment represented hereby is in compliance with Section
27 of the Rights Agreement;:

          N o w, T h e r e f o r e, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1.  Amendment.  Exhibit A to the Rights
Agreement, the Certificate of Determination, Preferences and Rights of Series B Participating Preferred Stock, is hereby amended and restated to read in full as set forth on Exhibit A hereto.

          Section 2.  Counterparts.  This Amendment No. 1 may
be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an

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original, but all such counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date and year first above written.

AGOURON PHARMACEUTICALS, INC.



By /s/ Peter Johnson
   -------------------------------
           Peter Johnson
           President and
      Chief Executive Officer


CHASE MELLON SHAREHOLDER
SERVICES, L.L.C.



By /s/ Ronald Lug
    -----------------------------
           Ronald Lug
         Vice President


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                         EXHIBIT A

               CERTIFICATE OF DETERMINATION,

                   PREFERENCES AND RIGHTS

         OF SERIES B PARTICIPATING PREFERRED STOCK

                            OF

             AGOURON PHARMACEUTICALS, INC.


     We, Peter Johnson, President, and Gary E. Friedman,
Secretary, of Agouron Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of California, DO HEREBY CERTIFY:

     1. That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the said Board of Directors on November 7, 1996 adopted the following resolution creating a series of two thousand (2,000) shares of Preferred Stock designated as Series B Participating Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Participating Preferred Stock," no par value, and the number of shares constituting such series shall be two thousand (2,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 2.  Dividends and Distributions.

     (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B

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Participating Preferred Stock with respect to dividends, the holders of shares of Series B Participating Preferred Stock in preference to the holders of shares of Common Stock, no par value (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of
(i) $100, or (ii) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Participating Preferred Stock. In the event the Corporation shall at any time after the close of business on November 7, 1996 (the "Rights Declaration Date") (A) declare any dividend on Common Stock payable in shares of Common Stock,
(B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) The Corporation shall declare a dividend or distribution on the Series B Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100 per share on the Series B Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

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     (c)  Dividends shall begin to accrue and be cumulative
on outstanding shares of Series B Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

     Section 3.  Voting Rights.  The holders of shares of
Series B Participating Preferred Stock shall have the following voting rights:

     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series B Participating Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

     (b) Except as otherwise provided herein or by law, the holders of shares of Series B Participating Preferred Stock and the holders of shares of Common Stock shall vote together

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

as one class on all matters submitted to a vote of shareholders of the Corporation.

     (c) Except as set forth herein, holders of Series B Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4.  Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i)  declare or pay dividends on, make any
other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Participating Preferred Stock;

          (ii)  declare or pay dividends on or make any
other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Participating Preferred Stock except dividends paid ratably on the Series B Participating
Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)  redeem or purchase or otherwise acquire
for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B
Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Participating Preferred Stock; or

          (iv)  purchase or otherwise acquire for
consideration any shares of Series B Participating
Preferred Stock or any shares of stock ranking on a parity with the Series B Participating Preferred

                             -A-4-

Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series B Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6.  Liquidation, Dissolution or Winding Up.

     (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Participating Preferred Stock shall have received per share, the greater of 10,000 times $1.00 or 10,000 times the payment proposed to be made per share of Common Stock pursuant to the second sentence of this Section 6(a), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock

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

splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Participating Preferred Stock and Common Stock, respectively, holders of Series B Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (b) In the event there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the

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

outstanding Common Stock, or (c) combine the outstanding
Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

     Section 8.  Redemption.  The shares of Series B
Participating Preferred Stock shall not be redeemable.

     Section 9.  Ranking.  The Series B Participating
Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. The Articles of Incorporation and the Bylaws of the Corporation shall not be further amended (including, without limitation, pursuant to a Certificate of Determination filed pursuant to the authority granted by the Articles of Incorporation of the Corporation) in any manner which would materially alter or change the powers, preferences or special rights of the Series B Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series B Participating Preferred Stock voting separately as a class.

     Section 11. Fractional Shares. Series B Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Participating Preferred Stock."

     2.  That no shares of Series B Participating Preferred
Stock have been issued.

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

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.

     Executed at La Jolla, California on November 19, 1996.


                                  /s/ Peter Johnson
                                 ---------------------------
                                 Peter Johnson, President


                                 /s/ Gary E. Friedman
                                 ---------------------------
                                 Gary E. Friedman, Secretary


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